Exhibit 99.1

Humanigen and EVERSANA Announce Partnership to Support the Launch and Commercialization of Lenzilumab for the Treatment of COVID-19

Burlingame, CA, and Chicago, IL – January 10, 2021 – Humanigen, Inc. (HGEN) (Humanigen), a clinical-stage biopharmaceutical company focused on preventing and treating an immune hyper-response called cytokine storm with its lead drug candidate lenzilumab™, and EVERSANA, a pioneer of next-generation services to the global life sciences industry, today announced that they are partnering to make lenzilumab available to hospitalized and hypoxic COVID-19 patients in the event that an Emergency Use Authorization is issued from the U.S. Food and Drug Administration (FDA) and subsequent BLA.

Humanigen’s investigational treatment, lenzilumab, a proprietary Humaneered® anti-human granulocyte macrophage-colony stimulating factor (GM-CSF) monoclonal antibody, is designed to prevent and treat cytokine storm, a complication considered to be a leading cause of COVID-19 death. Data showed that up to 89 percent* of hospitalized patients with COVID-19 are hypoxic and at risk of this immune hyper-response, which can trigger acute respiratory distress syndrome in severe cases of COVID-19.

Under the terms of the agreement, and in anticipation of an EUA for the use of lenzilumab in hospitalized COVID-19 patients, Humanigen has immediate access to EVERSANA’s fully integrated services including, but not limited to, marketing, market access, medical education, health economics and outcomes research, medical information, compliance and medical science liaison teams, with each service optimized by data and predictive analytics. The agreement with EVERSANA builds on the commercial preparation and lenzilumab launch planning Humanigen has been conducting over the last several months.

“EVERSANA shares our tireless commitment to patients,” said Cameron Durrant, MD, MBA, chief executive officer of Humanigen. “We’ve matched our dedication to research and development in COVID-19 with a proven commercialization partner to ensure lenzilumab will reach patients quickly and efficiently following a potential EUA.”

“We stand ready to immediately activate our services spanning all disciplines of the product journey to ensure lenzilumab delivers significant patient value,” said Jim Lang, chief executive officer of EVERSANA. “While EVERSANA’s model can be applied to any therapy or indication, we have a moral obligation to help COVID-19 patients in distress, knowing that even with the promise of vaccines there will be many patients who contract this virus and desperately need a treatment if hospitalized and hypoxic.”

*Source: National Institute of Allergy and Infectious Diseases’ Adaptive COVID-19 Treatment Trial (ACT-1)

About Humanigen, Inc.

Humanigen, Inc. is developing its portfolio of clinical and pre-clinical therapies for the treatment of cancers and infectious diseases via its novel, cutting-edge GM-CSF neutralization and gene-knockout platforms. We believe that our GM-CSF neutralization and gene-editing platform technologies have the potential to reduce the inflammatory cascade associated with coronavirus infection. The company’s immediate focus is to prevent or minimize the cytokine release syndrome that precedes severe lung dysfunction and ARDS in serious cases of SARS-CoV-2 infection. The company is also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. In addition, the company is developing its own portfolio of proprietary first-in-class EphA3-CAR-T for various solid cancers and EMR1-CAR-T for various eosinophilic disorders. The company is also exploring the effectiveness of its GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, bispecific or natural killer (NK) T cell engaging immunotherapy treatments to break the efficacy/toxicity linkage, including to prevent and/or treat graft-versus-host disease (GvHD) in patients undergoing allogeneic hematopoietic stem cell transplantation (HSCT). Additionally, Humanigen and Kite, a Gilead Company, are evaluating lenzilumab in combination with Yescarta® (axicabtagene ciloleucel) in patients with relapsed or refractory large B-cell lymphoma in a clinical collaboration. For more information, visit www.humanigen.com.

About EVERSANA™

EVERSANA™ is the leading provider of global services to the life sciences industry. The company’s integrated solutions are rooted in the patient experience and span all stages of the product life cycle to deliver long-term, sustainable value for patients, prescribers, channel partners and payers. The company serves more than 500 organizations, including innovative start-ups and established pharmaceutical companies, to advance life science solutions for a healthier world. To learn more about EVERSANA, visit eversana.com or connect through LinkedIn and Twitter.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual events or results may differ materially from those contained in the forward-looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements, including, without limitation, statements regarding our expectations for the Phase 3 study and the potential future development of lenzilumab to minimize or reduce the severity of lung dysfunction associated with severe and critical COVID-19 infections, our estimated time to submit an application for, or to receive an Emergency Use Authorization from, FDA for such use, and statements regarding our beliefs relating to any of the other technologies in our current pipeline. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in our lack of profitability and need for additional capital to grow our business; our dependence on partners to further the development of our product candidates; the uncertainties inherent in the development, attainment of the requisite regulatory approvals and launch of any new pharmaceutical product; the outcome of pending or future litigation; and the various risks and uncertainties described in the "Risk Factors" sections and elsewhere in the Company's periodic and other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts:

Humanigen

Media

Cammy Duong

Westwicke, an ICR company

Cammy.duong@westwicke.com

203-682-8380

EVERSANA

Sarah Zwicky

sarah.zwicky@eversana.com

414-434-4691